Exhibit 99.2

SPECTRUM GLOBAL SOLUTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 4, 2019, Spectrum Global Solutions, Inc. (“Company” or “Spectrum”) completed the acquisition of TNS, Inc. (the “Acquisition”). Pursuant to the terms of the Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of January 4, 2019, and previously disclosed by the Company in its Current Report on Form 8-K filed on January 31, 2019, the Company purchased from InterCloud Systems, Inc. (“Intercloud”) all of the issued and outstanding capital stock of TNS, Inc. ( “TNS”).

The following unaudited pro forma condensed combined financial statements of the combined company (the “pro forma financial statements”) includes the unaudited pro forma condensed combined balance sheet as of December 31, 2018, (the “pro forma balance sheet”), the unaudited pro forma condensed combined statement of operations for the period ended December 31, 2018 (the “pro forma statement of operations”), and the Company’s annual statement of operations combined with the annual statement of operations for TNS, as adjusted to give effect to the Company’s acquisition of TNS and the related financing transaction.

The pro forma balance sheet combines the historical condensed consolidated balance sheet of the Company as of December 31, 2018, and the historical condensed balance sheet of TNS as of December 31, 2018, giving effect to the acquisition as if it had been consummated on December 31, 2018. The year ended December 31, 2018 pro forma statement of operations combines the historical consolidated statement of operations of the Company for the year ended December 31, 2018 and the historical condensed statement of operations of TNS for the year ended December 31, 2018, each giving effect to the acquisition as if it had been consummated on January 1, 2018, the first day of the Company’s fiscal year ended December 31, 2018.

The pro forma financial statements are for informational purposes only and are not intended to represent or to be indicative of the actual results of operations or financial position that the combined company would have reported had the acquisition been completed as of the dates set forth in the pro forma financial statements, and should not be taken as being indicative of the combined company’s future consolidated results of operations or financial position.

The assumptions and estimates underlying the unaudited adjustments to the pro forma financial statements are described in the accompanying notes, which should be read together with the pro forma financial statements.

The pro forma financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K filed March 26, 2019 and quarterly reports on Form 10-Q, filed May 15 ,2019 and August 13, 2019 and TNS’ historical information included herein.

Spectrum Global Solutions, Inc

Unaudited Proforma Combined Condensed Balance Sheets

As of December 31, 2018

	Spectrum Global Solutions	TNS	Proforma adjustments acquisitions		Proforma Combined
Assets
Current assets
Cash	$620,593	$30,998	$(29,400	)(b)	$622,191
			$980,000	(c)
			$(980,000	)(d)
Accounts receivable	6,562,182	75,169	-		6,637,351
Contract assets	1,861,895	590,734	-		2,452,629
Prepaids expenses and deposits	22,682	-	-		22,682
Total current assets	9,067,352	696,901	(29,400)		9,734,853

Property, plant & equipment, net	61,257	-	-		61,257
Goodwill	1,834,856	-	510,887	(j)	2,345,743
Customer lists, net	850,249	633,635	1,166,365	(e)	2,650,249
Tradenames, net	1,086,795	223,227	76,773	(e)	1,386,795
Other assets	29,887	-	-		29,887

Total assets	$12,930,396	$1,553,763	$1,724,625		$16,208,784

Liabilities and stockholders equty (deficit)
Current liabilities
Accounts payable and accrued expenses	$5,472,108	$689,755	$-		$6,161,863
Contract liabilities	$-	$973,033	$-		973,033
Loans payable	3,362,078	-	980,000	(c)	4,342,078
Income taxes payable	-	786,187	(786,187	)(k)	-
Loans payable to related parties	4,372,549	-	-		4,372,549
Convertible debentures, net	1,058,700		476,000	(a)	1,534,700
Detivative liability	3,166,886	-	189,000	(a)	3,355,886
Warrant liability	100,000	-	-		100,000
Total current liabilities	17,532,321	2,448,975	858,813		20,840,109

Long term liabilities
Deferred income taxes	-	285,039	(285,039	)(k)	-
Total long term liabilities	-	285,039	(285,039)		-

Total liabilities	17,532,321	2,734,014	573,774		20,840,109

Commitments and Contingencies

Series A Preferred Stock	604,877	-	-		604,877
Series B Preferred Stock	484,530	-	-		484,530
Total mezzanine equity	1,089,407	-	-		1,089,407

Stockholder’s (deficit)
Common stock	77	1,000	(1,000	)(k)	77
Additional paid in capital	18,681,390	-	-		18,681,390
Treasury stock, at cost	(277,436)	-	-		(277,436)
Common stock subscribed	74,742	-	-		74,742
Accumulated deficit	(24,170,105)	(1,181,251)	1,181,251	(m)	(24,199,505)
			(29,400	)(b)

Total stockholder’s equity (deficit)	(5,691,332)	(1,180,251)	1,150,851		(5,720,732)

Total liabilities, non controlling interest and stockholders equity (deficit)	$12,930,396	$1,553,763	$1,724,625		$16,208,784

Spectrum Global Solutions, Inc.

Unaudited Proforma Combined Condensed Statement of Operations

For the year ended December 31, 2018

	Spectrum Global Solutions, Inc	TNS	Proforma		Proforma
	(unaudited)	(Historical)	Adjustments		Combined
Revenue	$34,549,157	$5,702,267	$-		$40,251,424

Operating expenses
Cost of revenues	29,101,308	3,411,568	-		32,512,876
Depreciation and amortization	220,431	176,708	123,292	(l)	520,431
Salaries and wages	3,668,298	713,340	-		4,381,638
Selling, general and administrative	4,098,777	350,107	29,400	(b)	4,478,284
Total operating expenses	37,088,814	4,651,723	152,692		41,893,229

Income (loss) from operations	(2,539,657)	1,050,544	(152,692)		(1,641,805)

Other income (expenses)
Changes in fair value of derivative	3,581,071	-	-		3,581,071
Interest expense	(1,118,353)	(412)	(37,200	)(f)	(1,615,965)
			(460,000	)(g)
Accretion of discounts on convertible debentures	(2,768,706)	-	(20,000	)(h)	(2,921,629)
			(132,923	)(i)
Gain on extinguishment of preferred stock liability	285,855	-	-		285,855
Gain on settlement of debt	884,415	-	-		884,415
Other loss	-	-	-		-
Gain on disposal of subsidiary	577,299	-	-		577,299
Total other income (expense)	1,441,581	(412)	(650,123)		791,046

Net Income (loss) before benefit for income taxes	(1,098,076)	1,050,132	(802,815)		(850,759)

Provision for income taxes	247,558	231,200	-		478,758

Net Income (loss)	(1,345,634)	818,932	(802,815)		(1,329,517)

Net loss attributable to non-controlling interest	53,429	-	-		53,429

Net income (loss) attributable to Spectrum Global Solutions, Inc.	(1,292,205)	818,932	(802,815)		(1,276,088)

Less: Deemed dividend - Series A preferred stock redemption	(191,261)	-	-		(191,261)
Preferred stock extinguishment	(363,914)	-	-		(363,914)

Net loss attributable to common shareholders	$(1,847,380)	$818,932	$(802,815)		$(1,831,263)

Net loss per share attributable to Spectrum Global Solution’s, Inc. common shareholders:
Basic and diluted	$(0.59)	$818.93			$(0.59)

Weighted average number of shares outstanding used in the calculation of net loss attributable to Spectrum Global Solutions, Inc. per common share
Basic and diluted	3,128,861	1,000			3,128,861

Notes to the Proforma Financial Statements

1.	Basis of Presentation

Pursuant to the Stock Purchase Agreement (the “Agreement”) with InterCloud Systems, Inc. (“InterCloud”), a Delaware corporation. InterCloud agreed to sell, and the Company agreed to purchase, all of the issued and outstanding capital stock of TNS, Inc. ( “TNS”).

These unaudited pro forma condensed combined financial statements (“pro forma financial statements”) have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP) and are expressed in US dollars. These pro forma financial statements do not contain all of the information required for annual financial statements. Accordingly, they should be read in conjunction with the most recent annual financial statements of the Company and TNS.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of TNS assets acquired and liabilities assumed.

These pro forma financial statements have been compiled from and include:

(a)	an unaudited pro forma balance sheet combining the audited balance sheet of the Company as at December 31, 2018, with the audited balance sheet of TNS as at December 31, 2018, giving effect to the transaction as if it occurred on December 31, 2018.

(b)	an unaudited pro forma statement of operations combining the audited annual statement of operations of the Company for the year ended December 31, 2018, with the audited statement of operations of TNS for the twelve months ended December 31, 2018, giving effect to the transaction as if it occurred on January 1, 2018.

The unaudited pro forma financial statements have been compiled using the significant accounting policies as set out in the audited consolidated financial statements of the Company for the year ended December 31, 2018. Based on the review of the accounting policies of TNS it is the Company’s management’s opinion that there are no material accounting differences between the accounting policies of the Company and TNS. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of the Company.

It is management’s opinion that these pro forma financial statements include all adjustments necessary for the fair presentation, in all material respects, of the proposed transaction described above in accordance with US GAAP applied on a basis consistent with the Company’s accounting policies.

The unaudited pro forma financial statements are not intended to reflect the results of operations or the financial position of the Company which would have actually resulted had the proposed transaction been effected on the dates indicated. Further, the unaudited pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future. The actual pro forma adjustments will depend on a number of factors, and could result in a change to the unaudited pro forma financial statements.

2.	Proposed Transactions

The purchase price paid by the Company for the Stock of TNS includes the assumption of liabilities and contracts associated with TNS, the issuance to InterCloud of a convertible promissory note in the aggregate principal amount of $620,000 (the “$620,000 Convertible Note”), and $980,000 paid in cash.

The interest on the outstanding principal due under the $620,000 Convertible Note accrues at a rate of 6% per annum. All principal and accrued interest under the $620,000 Convertible Note is due January 30, 2020 and is convertible into shares of common stock at a conversion price equal to 75% of the lowest volume weighted average price during the 10 trading days immediately preceding the date of conversion, subject to adjustment upon the occurrence of certain events.

On January 4, 2019, the Company issued a senior secured promissory note in the aggregate principal amount of $1,000,000 (the “Senior Note”) for an aggregate purchase price of $980,000.

The Senior Note is to be repaid in forty six equal weekly payments of $31,601.75 for an effective interest rate of forty six percent (46%).

3.	Purchase Price Allocation

The Company has performed a valuation analysis of the fair market value of TNS’ assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date:

TNS
Cash	$30,998
Accounts receivable	75,169
Other assets	590,734
Goodwill	510,887
Intangible assets
Customer list/relationships	1,800,000
Tradenames	300,000
Accounts payable and accrued expenses	(689,755)
Contract liabilities	(973,033)

Total allocation of consideration	$1,645,000

This purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and pro forma statement of operations.

4.	Pro Forma Adjustments

The pro forma adjustments are based on the Company’s estimates and assumptions that are subject to change.

The pro forma financial statements incorporate the following pro forma adjustments:

(a)	Represents the issuance of the $620,000, with a $665,000 fair value of straight debt and conversion feature used in the purchase price allocation of the Convertible Note payable in exchange for the Stock of TNS. This adjustment also includes the fair value of the derivative liability associated with the note conversion feature of $189,000 on the date of acquisition, which resulted in a discount to the note payable of $144,000 to $476,000 on the date of acquisition.

(b)	Represents the payment of the estimated transaction costs of $29,400 related to the acquisition of TNS.

(c)	Reflects the new $1,000,000 Secured Note for a net purchase price of $980,000.

(d)	Represents the $980,000 paid at closing.

(e)	Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the valuation analysis, the Company identified intangible assets, including trade names, and customer relationships. The fair value of identifiable intangible assets is determined primarily using the “Relief from Royalty Method,” and the “Multiple Period Excess Earnings Method”.

The following table summarizes the estimated fair values of TNS identifiable intangible assets and their estimated useful lives:

	Estimated Fair Value	Estimated Useful Life in Years	Amortization Expense for the Year Ended Decemer 31, 2018
Customer lists	$1,800,000	7	$257,143
Tradenames	300,000	20	$42,857

	2,100,000		300,000

Historical amortization expense			176,708

Pro forma amortization expense adjustment			$123,292

(f)	Represents the net increase to interest expense resulting from interest on the $620,000 convertible note issued as partial consideration for the acquisition of TNS.

(g)	Represents the net increase to interest expense resulting from interest on the $1,000,000 borrowed under the Secured Note issued concurrently with the acquisition of TNS.

(h)	Represents the amortization of debt discount on the $1,000,000 borrowed under the Secured Note issued concurrently with the acquisition of TNS.

(i)	Represents the amortization of debt discount on the $620,000 borrowed under the Convertible Note issued for the purchase price of TNS.

(j)	Reflects adjustment to record goodwill associated with the acquisition of $510,887 as described Note 3.

(k)	Represents the elimination of income taxes payable and deferred income taxes from TNS.

(l)	Represents the increase in amortization expense of the estimated intangible assets compared to the historical amortization.

(m)	Represents the elimination of the historical equity of TNS.

6.	Pro Forma Loss Per Share

The following table sets forth the computation of pro forma basic and diluted loss per share for the period ended December 31, 2018:

Period ended December 31, 2018
Numerator
Pro forma net loss for the period	$(1,831,263)

Denominator
Basic and diluted - weighted average number of shares outstanding	3,128,861

Pro- forma loss per share - basic and diluted	$(0.59)